As filed with the Securities and Exchange Commission on May 12, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HI-CRUSH PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	90-0840530
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 1350 Houston, Texas 77056 (713) 980-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Rasmus Three Riverway, Suite 1350 Houston, Texas 77056 (713) 980-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company.)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Secondary offering of common units representing limited partner interests	3,438,789	$13.20	$45,392,014.80	$5,260.93

(1)
Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the common units on May 8, 2017 of $13.20, as reported on the New York Stock Exchange.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act.
The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 12, 2017
PROSPECTUS
Hi-Crush Partners LP

3,438,789 Common Units Offered by the Selling Unitholders
__________________________________________________________
The selling unitholders in this prospectus may from time to time, in one or more offerings, offer and sell up to 3,438,789 common units representing limited partner interests in us. We will not receive any proceeds from the sale of these common units by the selling unitholders. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”
The selling unitholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which the selling unitholders will offer the securities. The specific terms of any securities the selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the selling unitholders will offer the securities.
We are registering these 3,438,789 common units for sale by the selling unitholders named below pursuant to a registration rights agreement, dated March 3, 2017, by and among us, Platte River Equity III, L.P. (“PRE III”), Platte River Equity III-A, L.P. (“PRE III-A”), Platte River Equity III-Affiliates, L.P. (“PRE III-Affiliates”), PBS PRE III-B Holdings, LLC (“PBS”), Steven Herron, Peter Melcher, Mark Smiens (such individuals, together with PRE III, PRE III-A, PRE III-Affiliates and PBS, collectively, the “Sellers” or the “selling unitholders”) and the other parties thereto, which we entered into in connection with the closing of the acquisition of all of the membership interests in Permian Basin Sand Company, LLC (“Permian Basin Sand”), Permian Basin Sand Holdings, LLC (“PBS Holdings”) and PRE Wildcat Holdings, LLC (“PRE Wildcat Holdings”) from the Sellers.
Our common units trade on the New York Stock Exchange under the symbol “HCLP.”
You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.
__________________________________________________________
Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 7 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein before you make an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
__________________________________________________________
The date of this prospectus is                , 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	4
HI-CRUSH PARTNERS LP	6
RISK FACTORS	7
USE OF PROCEEDS	8
DESCRIPTION OF THE COMMON UNITS	9
HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS	11
DESCRIPTION OF PARTNERSHIP SECURITIES	21
OUR PARTNERSHIP AGREEMENT	22
MATERIAL TAX CONSIDERATIONS	35
PLAN OF DISTRIBUTION	50
SELLING UNITHOLDERS	52
LEGAL MATTERS	53
EXPERTS	53
You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. The selling unitholders may over time, in one or more offerings, offer and sell up to 3,438,789 of our common units.  The selling unitholders may sell their common units through any means described below under the heading “Plan of Distribution.”
This prospectus provides you with a general description of Hi-Crush Partners LP and the securities that are registered hereunder that may be offered by the selling unitholders. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.
This prospectus does not cover the issuance of any of our common units by us to the selling unitholders, and we will not receive any of the proceeds from any sale of common units by the selling unitholders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of their own counsel, if any, which are to be paid by the selling unitholders, we have agreed to pay the expenses incurred in connection with the registration of the common units owned by the selling unitholders covered by this prospectus.
The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any accompanying prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common units or partnership securities.
The following information should help you understand some of the conventions used in this prospectus.

•	Throughout this prospectus, when we use the terms “we,” “us,” “our partnership” or “Hi-Crush Partners LP,” we are referring to Hi-Crush Partners LP.

•	Hi-Crush GP LLC, our general partner (“Hi-Crush GP” or “our general partner”), is responsible for the management of our partnership, and its operations are governed by a board of directors.

•
Unless the context indicates otherwise all references to “Hi-Crush Proppants LLC,” and “our sponsor” refer to Hi-Crush Proppants LLC (the parent company of Hi-Crush GP LLC) and its subsidiaries and affiliates other than Hi-Crush Partners LP and Hi-Crush GP LLC and their respective subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us.
We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.
Our common units are listed and traded on the New York Stock Exchange under the symbol “HCLP.” Our reports and other information filed with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
We also make available free of charge on our website at www.hicrush.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE
We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that (i) the information in this prospectus is current as of any date other than the date on the front page of this prospectus or (ii) any information we have incorporated by reference in this prospectus is current as of any date other than the date of the document incorporated by reference.
We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by Hi-Crush Partners LP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•
our Current Reports on Form 8-K or 8-K/A filed on January 4, 2017, January 10, 2017, February 23, 2017, March 1, 2017, March 9, 2017, March 15, 2017, March 21, 2017, March 31, 2017 and May 1, 2017 (two filings); and

•
the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35630) filed with the SEC on August 13, 2012 and any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:
Hi-Crush Partners LP
Attention: Investor Relations
Three Riverway, Suite 1350
Houston TX 77056
(713) 980-6200

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus, including information incorporated by reference, may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “hope,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such risk factors and as such should not consider the risk factors in this prospectus or the following to be a complete list of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include those described under the “Risk Factors” section of this prospectus and those set forth in any documents incorporated by reference into this prospectus, and the following factors, among others:

•	the volume of frac sand we are able to buy and sell;

•	the price at which we are able to buy and sell frac sand;

•	demand and pricing for our integrated logistics solutions;

•	the pace of adoption of our integrated logistics solutions;

•
the amount of frac sand we are able to timely deliver at the well site, which could be adversely affected by, among other things, logistics constraints, weather, or other delays at the transloading facility;

•	changes in prevailing economic conditions, including the extent of changes in natural gas, crude oil and other commodity prices;

•	the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•	changes in the price and availability of natural gas or electricity;

•	unanticipated ground, grade or water conditions;

•	reduction in the amount of water available for processing;

•	cave-ins, pit wall failures or rock falls;

•	inability to obtain necessary production equipment or replacement parts;

•	changes in the railroad infrastructure, price, capacity and availability, including the potential for rail line washouts;

•	changes in the price and availability of transportation;

•	availability of or failure of our contractors to provide services at the agreed-upon levels or times;

•	failure to maintain safe work sites at our facilities or by third parties at their work sites;

•	inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

•	environmental hazards;

•	industrial and transportation related accidents;

•	technical difficulties or failures;

•	fires, explosions or other accidents;

•	late delivery of supplies;

•	difficulty collecting receivables;

•	inability of our customers to take delivery;

•	difficulties in obtaining and renewing environmental permits;

•	facility shutdowns in response to environmental regulatory actions;

•	changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

•	the outcome of litigation, claims or assessments, including unasserted claims;

•	inability to acquire or maintain necessary permits, licenses or other approvals, including mining or water rights;

•	labor disputes and disputes with our third-party contractors;

•	inability to attract and retain key personnel;

•	cyber security breaches of our systems and information technology;

•	our ability to borrow funds and access capital markets; and

•	changes in the political environment of the drilling basins in which we and our customers operate.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. You should assess any forward-looking statements made within this prospectus within the context of such risks and uncertainties.

HI-CRUSH PARTNERS LP
Hi-Crush Partners LP is a publicly-traded Delaware limited partnership formed on May 8, 2012 to acquire selected sand reserves and related processing and transportation facilities of Hi-Crush Proppants LLC, our sponsor. Our non-economic general partner interest is held by our general partner, Hi-Crush GP LLC, which is owned by our sponsor. As of May 11, 2017, our sponsor owned all of our incentive distribution rights.
We are an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, are primarily located in Wisconsin, consisting of "Northern White" raw frac sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. In March 2017, we acquired regional raw frac sand reserves located in the Permian Basin and are currently constructing a 3,000,000 ton per year production facility expected to be in operation in the third quarter of 2017. Once completed, we will own and operate 13,400,000 tons per year of frac sand production capacity. Our Wisconsin reserves are strategically located with direct access to major U.S. railroads for efficient distribution to in-basin terminals, while our Texas reserves are positioned within close proximity to significant basin activity for advantaged truck transportation. We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site.

RISK FACTORS
Limited partnerships are inherently different from corporations. Before you invest in our securities, you should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those in our annual report on Form 10-K for the year ended December 31, 2016 in evaluating an investment in our common units.
Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of the risks discussed in the incorporated documents were actually to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common units owned by the selling unitholders.

DESCRIPTION OF THE COMMON UNITS
The Units
Our common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”
Transfer Agent and Registrar
Duties
American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.
There is no charge to our common unitholders for disbursements of our cash distributions. We will indemnify each of the transfer agent, its agents and their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.
Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.
Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS
Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.
General
Quarterly Distributions
Within 60 days after the end of each quarter, we intend to distribute to the holders of common units on a quarterly basis a distribution to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.
Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.
General Partner Interest
Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.
Incentive Distribution Rights
Our sponsor currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.54625 per unit per quarter. The maximum distribution of 50.0% does not include any distributions that our sponsor may receive on any limited partner units that it owns.
Operating Surplus and Capital Surplus
General
Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.
Operating Surplus
We define operating surplus as:

•	$26.0 million (as described below); plus

•	all of our cash receipts, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•
cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures or expenditures for a replacement capital asset in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•
cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures or expenditures for a replacement capital asset referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.
As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $26.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.
The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.
We define operating expenditures in our partnership agreement, which generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and estimated maintenance and replacement capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•
payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased or cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance and replacement capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.
Capital Surplus
Capital surplus is defined in our partnership agreement as any cash and cash equivalents distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•
sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions
Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. As described above, operating surplus includes up to $26.0 million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.
Capital Expenditures
Estimated maintenance and replacement capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance and replacement capital expenditures and investment capital expenditures do not. Maintenance and replacement capital expenditures are those capital expenditures required to maintain our long-term operating capacity. Examples of maintenance and replacement capital expenditures include expenditures associated with the replacement of equipment and sand reserves, to the extent such expenditures are made to maintain our long-term operating capacity. Maintenance and replacement capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that such asset is abandoned or disposed. Capital expenditures made solely for investment purposes are not considered maintenance and replacement capital expenditures.
Because our maintenance and replacement capital expenditures can be irregular, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and adjusted operating surplus if we subtracted actual maintenance and replacement capital expenditures from operating surplus.
Our partnership agreement requires that an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain our operating capacity over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus for those periods is subject to review and change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. Our partnership agreement does not set a limit on the amount of maintenance and replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus has the following effects: (i) it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and (ii) it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our sponsor.
Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new reserves or equipment, development of a new surface mine or the expansion of an existing surface mine, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not considered expansion capital expenditures.
Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.
As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset in respect of a period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.
Capital expenditures that are made in part for maintenance and replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance and replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.
Adjusted Operating Surplus
Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•
operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•
any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions From Operating Surplus
If we make distributions of cash from operating surplus for any quarter, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.
General Partner Interest
Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our sponsor currently holds the incentive distribution rights, but may transfer these rights at any time.
If for any quarter:

•	we have distributed cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
then we will make additional distributions from operating surplus for that quarter among the common unitholders and the sponsor (as the holder of our incentive distribution rights) in the following manner:

•	first, to all unitholders holding common units, pro rata, until each common unitholder receives a total of $0.54625 per unit for that quarter (the “first target distribution”);

•
second, 85.0% to all common unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each common unitholder receives a total of $0.59375 per unit for that quarter (the “second target distribution”);

•
third, 75.0% to all common unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each common unitholder receives a total of $0.71250 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus
The following table illustrates the percentage allocations of distributions from operating surplus between the common unitholders and our sponsor (as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of our sponsor (as the holder of our incentive distribution rights) and the common unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Common Unit.” The percentage interests shown for our common unitholders and our sponsor (as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume our sponsor has not transferred its incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Common Unit	Common Unitholders	Sponsor (as Holder of Our Incentive Distribution Rights)
Minimum Quarterly Distribution	up to $0.4750	100.0%	—%
First Target Distribution	above $0.4750 up to $0.54625	100.0%	—%
Second Target Distribution	above $0.54625 up to $0.59375	85.0%	15.0%
Third Target Distribution	above $0.59375 up to $0.71250	75.0%	25.0%
Thereafter	above $0.71250	50.0%	50.0%
Our Sponsor’s Right to Reset Incentive Distribution Levels
Our sponsor, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to our sponsor would be set. If our sponsor transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our sponsor holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that our sponsor would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our sponsor.
In connection with the resetting of the target distribution levels and the corresponding relinquishment by our sponsor of incentive distribution payments based on the target cash distributions prior to the reset, our sponsor will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by our sponsor for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.
The number of common units that our sponsor would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by our sponsor in respect of its incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter. Our sponsor would be entitled to receive distributions in respect of these common units pro rata in subsequent periods.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•
second, 85.0% to all common unitholders, pro rata, and 15.0% to our sponsor, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•
third, 75.0% to all common unitholders, pro rata, and 25.0% to our sponsor, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to our sponsor.
The following table illustrates the percentage allocation of distributions from operating surplus between the common unitholders and our sponsor (as the holder of our incentive distribution rights) at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement currently in effect, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.80.

	Quarterly Distribution Per Unit Prior to Reset	Common Unitholders	Sponsor (as Holder of Our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.4750	100.0%	—%	up to $0.8000(1)
First Target Distribution	above $0.4750 up to $0.54625	100.0%	—%	above $0.8000 up to $0.9200(2)
Second Target Distribution	above $0.54625 up to $0.59375	85.0%	15.0%	above $0.9200 up to $1.0000(3)
Third Target Distribution	above $0.59375 up to $0.71250	75.0%	25.0%	above $1.0000 up to $1.2000(4)
Thereafter	above $0.71250	50.0%	50.0%	above $1.2000

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.

(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.
Our sponsor (as the holder of our incentive distribution rights) will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.
Distributions From Capital Surplus
How Distributions From Capital Surplus Will Be Made
Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•
second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.
Effect of a Distribution From Capital Surplus
Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels described below will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our sponsor to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of incentive distribution rights, pro rata.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.
In addition, if as a result of a change in law or interpretation thereof, we are treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.
Distributions of Cash Upon Liquidation
General
If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units, which we refer to as the “initial unit price” for each unit. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our sponsor.
Manner of Adjustments for Gain
The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•
second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•
third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•
fourth, 85.0% to all unitholders, pro rata, and 15.0% to our sponsor (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•
fifth, 75.0% to all unitholders, pro rata, and 25.0% to our sponsor (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our sponsor (as the holder of our incentive distribution rights) for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our sponsor (as the holder of our incentive distribution rights).
The percentage interests set forth above for our sponsor assume our sponsor has not transferred the incentive distribution rights.
Manner of Adjustments for Losses
If our liquidation occurs, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

Adjustments to Capital Accounts
Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and sponsor (as the holder of our incentive distribution rights) in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

DESCRIPTION OF PARTNERSHIP SECURITIES
We may issue additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by our general partner in its sole discretion, all without the approval of any limited partners.
With respect to any series of partnership securities, a prospectus supplement and an amendment to our partnership agreement relating to that series of partnership securities will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

•	the maximum number of securities to constitute the series and the designation and ranking thereof;

•
the annual distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•
whether the securities of the series will be redeemable and, if so, the price and the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•
the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	the voting rights, if any, of the securities of the series.
The prospectus supplement will contain, if applicable, a description of the material tax considerations relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

OUR PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.
We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash available for distribution, please read “How We Make Distributions To Our Partners”;

•	with regard to the rights of holders of common units, please read “Description of the Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Considerations.”
Organization and Duration
Hi-Crush Partners LP was organized in May 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.
Purpose
Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of excavating, processing and selling frac sand, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Cash Distributions
Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our sponsor in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”
Voting Rights
The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units, voting as a single class.
In voting their units, affiliates of our general partner have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.
The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units...................................	No approval right.

Amendment of the partnership agreement............
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all

or substantially all of our assets............................	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership...............................	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution.....	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner.........................
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner.............................	Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest.................	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights................	No approval right. Please read “—Transfer of Incentive Distribution Rights.”
Transfer of ownership interests in our

general partner.......................................................	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”
If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.
Applicable Law; Forum, Venue and Jurisdiction
Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•
arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act, as amended (the “Delaware Act”); or

•
asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.
Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.
Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests
Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.
It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of cash available for distribution. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.
In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.
Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common, that existed immediately prior to each issuance. The common unitholders do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.
Amendment of the Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).
No Unitholder Approval
Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•
conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval
Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce or increase the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.
In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Dissolution
We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•
neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds
Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Withdrawal or Removal of Our General Partner
Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 ⅔% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.
Transfer of General Partner Interest
At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of any other partner. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.
Transfer of Ownership Interests in the General Partner
At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.
Transfer of Incentive Distribution Rights
By transfer of incentive distribution rights in accordance with our partnership agreement, each transferee will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.
Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights.

Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hi-Crush GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”
Limited Call Right
If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•
the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.
As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Considerations—Disposition of Units.”
Non-Taxpaying Holders; Redemption
To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•
permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption
If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•
permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.
Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Voting Rights of Incentive Distribution Rights
If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units, in either case as a single class, and such incentive distribution rights shall be treated in all respects as common units, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and common units, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions for such four quarters.
Status as Limited Partner
By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•
any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•
any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.
Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. Our general partner does not receive a management fee.

Books and Reports
Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.
We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•
copies of our partnership agreement, our certificate of limited partnership, and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which our partnership agreement, our certificate of limited partnership and all amendments thereto have been executed;

•
information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.
Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.
Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights
Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Hi-Crush Partners LP and its subsidiaries.
Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “—State Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units in this offering, who do not materially participate in the conduct of our business activities and who hold such units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.
We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.
For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues:

•
the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”);

•
whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and

•	whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of Hi-Crush Partners LP
Partnership Status
We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures”, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units. Please read “—Tax Consequences of Unit Ownership—Treatment of Distributions” and “—Disposition of Units”).
Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) interest, (ii) dividends, (iii) real property rents within the meaning of section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource, including sand, (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of qualifying income. We estimate that approximately 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.
No ruling has been or will be sought from the IRS with respect to the partnership’s classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. Instead we have relied on the opinion of counsel that based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, the partnership and our limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will each be classified as a partnership or disregarded as an entity separate from its owner for federal income tax purposes.
Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes and each of our operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or will be disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on the factual representations made by us and our general partner, including, without limitation:
(a)     Neither we nor any of our partnership or limited liability company operating subsidiaries other than those that have been identified as corporations to Vinson & Elkins L.L.P., has elected to be treated as a corporation for U.S. federal income tax purposes; and
(b)     For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.
We believe that these representations are true and will be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.
In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.
It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders.
At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.
Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) taxable capital gain.
The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.
Tax Consequences of Unit Ownership
Limited Partner Status
Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for U.S. federal income tax purposes.
In addition, a beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose status as a partner with respect to such units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”
Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. A unitholder who is not treated as a partner in us as described above is urged to consult its own tax advisors with respect to the tax consequences applicable to such unitholder under its particular circumstances.

Flow-Through of Taxable Income
Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures”, with respect to payments we may be required to make on behalf of our unitholders, and aside from taxes, if any, paid by a corporate subsidiary, we will not pay any U.S. federal income tax. However, a portion of our operations and subsidiaries may also be subject to state and local taxes. Each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.
Basis of Units
A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.
Treatment of Distributions
Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”
Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”
A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities as described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.
Limitations on Deductibility of Losses
A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.
In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (such as, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership.
Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.
Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
interest on indebtedness allocable to property held for investment;
interest expense allocated against portfolio income; and
the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections of Unitholder Taxes
If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder or general partner. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable.
Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures”. Each urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction
Except as described below, our items of income, gain, loss and deduction will generally be allocated among our unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the holder of an incentive distribution right, gross income will be allocated to that holder to the extent of such distributions.
Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Units — Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.
Treatment of Securities Loans
A unitholder whose units the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those units may be treated as taxable ordinary income.
Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”
Tax Rates
Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.
In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election
We have made the election permitted by Section 754 of the Code (“Section 754 Election”) that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code (“Section 743(b) Adjustment”) to reflect the unit purchase price upon subsequent purchases of units. The Section 743(b) Adjustment separately applies to each unitholder who purchases units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) Adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) Adjustment to that tax basis (which may be positive or negative).
Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of the Treasury Regulations governing a Section 743(b) Adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”
The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) Adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.
The calculations involved in the Section 754 Election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) Adjustment we allocated to our assets subject to depreciation or depletion to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable; however, if amortizable, it is amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 Election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the Section 754 Election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization
The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”
The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units – Recognition of Gain or Loss.”
Valuation and Tax Basis of Each of Our Properties
The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax basis of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value and tax basis estimates and determinations ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Sand Depletion
In general, we are entitled to depletion deductions with respect to silica (sand) mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for sand is 5%.
Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Percentage depletion deductions can, however, exceed the total tax basis of the mineral property. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized on the disposition, will be treated as ordinary income to us.
Sales of Sand Reserves
If any silica reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our silica reserves sold are held by us:
for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property);
for use in a trade or business within the meaning of Section 1231 of the Code; or
as a capital asset within the meaning of Section 1221 of the Code.
In determining dealer status with respect to silica reserves and other types of real estate, courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all facts and circumstances surrounding the particular property for sale in question.

We intend to hold our silica reserves for use in a trade or business and to achieve long-term capital appreciation. Although our general partner may consider strategic sales of silica reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of silica reserves. Thus, we do not believe we will be viewed as a dealer. Nonetheless, our purposes for holding our properties may change and our future activities could cause us to be a “dealer” in silica reserves.
If we are not a dealer with respect to our silica reserves and we have held the disposed reserves for more than a one-year period primarily for use in our trade or business, subject to the recapture rules discussed below, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.
A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains or losses realized by that unitholder from the disposition of property used in a trade or business, as defined in Section 1231(b) of the Code and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses. If a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.
If we are not a dealer with respect to our silica reserves and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Code. Subject to the recapture rules discussed below, gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.
Upon a disposition of silica reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property, plus deductible mining and exploration and development expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us (the “recapture rules”).
Disposition of Units
Recognition of Gain or Loss
A unitholder will be required to recognize gain or loss on a sale or exchange of units equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of units could result in a tax liability in excess of any cash received from the sale.
Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.
Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale or exchange of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:
a short sale;
an offsetting notional principal contract; or
a futures or forward contract with respect to the partnership interest or substantially identical property.
Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.
A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements
A unitholder who sells or exchanges any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
Technical Termination
We will be considered to have technically terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A technical termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.
A technical termination occurring on a date other than December 31 would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a technical termination, we would be required to make new tax elections, including a new Section 754 Election, and the termination would result in a deferral of our deductions for depreciation and thus may increase the taxable income allocable to our unitholders. A technical termination could also result in penalties if we were unable to determine that the termination had occurred.
Moreover, a technical termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership, as opposed to a terminating, partnership.
Uniformity of Units
Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”
Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.
A unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors
Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.
Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non‑U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, Non-U.S. Unitholders will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.
In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business, and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us.
Moreover, under the Foreign Investment in Real Property Tax Act, as long as our partnership units continue to be regularly traded on an established securities market, a Non-U.S. Unitholder generally will only be subject to federal income tax upon the sale or disposition of a unit if at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Unitholder’s holding period for the unit (i) such Non-U.S. Unitholder owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate). If our units were not considered to be regularly traded on an established securities market, such Non-U.S. Unitholder (regardless of the percentage of units owned) would be subject to U.S. federal income tax on a taxable disposition of our units, and a 15% withholding tax would apply to the gross proceeds from such disposition (as described in the preceding paragraph). More than 50% of our assets may consist of U.S. real property interests. Therefore, each Non-U.S. Unitholder may be subject to federal income tax on gain from the sale or disposition of its units.

Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.
The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.
Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.
The Tax Matters Partner has made and will make elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.
A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner and unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner and our unitholders take such audit adjustment into account. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.
Additional Withholding Requirements
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.
These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or we have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder who is foreign financial institution or certain other non-U.S. entity, or a person that hold its units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.
Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our units.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:
(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;
(2) a statement regarding whether the beneficial owner is:
(a) a non-U.S. person;
(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
(c) a tax-exempt entity;
(3) the amount and description of units held, acquired or transferred for the beneficial owner; and
(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, whether such broker or financial institution is a U.S. person and specific information on units such broker or financial institution acquires, holds or transfers for its own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
Accuracy-Related Penalties
Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.
State, Local and Other Tax Considerations
In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in a number of states in the United States. Most of these states impose a personal income tax and an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.
Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements, even if you do not live in those jurisdictions. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

PLAN OF DISTRIBUTION
We are registering the common units to permit the resale of common units by selling unitholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of such common units. We will bear all fees and expenses incident to our obligation to register the common units.
The selling unitholders may sell securities described in this prospectus and any accompanying prospectus supplement through underwriters, through broker-dealers, through agents or directly to one or more investors.
Because each selling unitholder is deemed to be an “underwriter” within the meaning of the Securities Act, each time the common units owned by a selling unitholder are sold pursuant to this prospectus, such selling unitholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about such selling unitholder and the terms of the common units being offered in the manner required by the Securities Act.
The selling unitholders may sell all or a portion of the common units beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common units are sold through underwriters or broker-dealers, the selling unitholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common units offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in exchange distributions in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	as short sales;

•	as sales pursuant to Rule 144;

•	as broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.
The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their respective sales. The selling unitholders may make sales of the common units on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.

If the selling unitholders effect such transactions by selling common units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholders or commissions from purchasers of the common units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common units or otherwise, the selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common units in the course of hedging in positions they assume. The selling unitholders may also sell common units short and deliver common units covered by this prospectus to close out short positions and to return borrowed common units in connection with such short sales. The selling unitholders may also loan or pledge common units to broker-dealers that in turn may sell such units.
The selling unitholders may pledge or grant a security interest in some or all of the common units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(7) or other applicable provision of the Securities Act, amending, if necessary, the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus. The selling unitholders also may transfer and donate the common units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling unitholders and any broker-dealer participating in the distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the common units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling unitholder will sell any or all of the common units registered pursuant to the registration statement, of which this prospectus forms a part.
The selling unitholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the common units. All of the foregoing may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.
We will pay all expenses of the registration of the common units pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling unitholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling unitholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling unitholders will be entitled to contribution. We may be indemnified by the selling unitholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling unitholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the common units will be freely tradable in the hands of persons other than our affiliates.

SELLING UNITHOLDERS
We are registering these 3,438,789 common units for sale by the selling unitholders named below pursuant to a registration rights agreement, dated March 3, 2017, by and among us, the selling unitholders and the other parties thereto, which we entered into in connection with the closing of the acquisition of all of the membership interests in Permian Basin Sand, PBS Holdings, and PRE Wildcat Holdings from the selling unitholders.
The following table sets forth information about the maximum number of common units that may be offered from time to time by the selling unitholders. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. In addition, the selling unitholders identified below may sell all or a portion of the common units registered hereby or sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the estimates below assume that the selling unitholders dispose of all common units covered by this prospectus and do not acquire beneficial ownership of any additional common units. Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The registration of these common units does not necessarily mean that the selling unitholders will sell all or any portion of the common units covered by this prospectus.

Selling Unitholder	Common Units Owned Prior	Common Units That May be Offered Hereby	Common Units Beneficially Owned After Offering (1)	Percentage of Class After Offering (2)
Steven Herron	1,110,720	1,110,720	—	*
Peter Melcher	8,886	8,886	—	*
PBS PRE III-B Holdings, LLC (3)	205,502	205,502	—	*
Platte River Equity III, L.P. (4)	2,051,031	2,051,031	—	*
Platte River Equity III-A, L.P. (4)	25,242	25,242	—	*
Platte River Equity III-Affiliates, L.P. (4)	28,522	28,522	—	*
Mark Smiens	8,886	8,886	—	*

*	Denotes less than 1%

(1)
Assumes that the selling unitholders dispose of all common units covered by this prospectus and do not acquire beneficial ownership of any additional common units. The registration of these common units does not necessarily mean that the selling unitholders will sell all or any portion of the common units covered by this prospectus

(2)	Based on an aggregate of 91,017,937 common units outstanding as of May 11, 2017.

(3)
Platte River Equity III-B, L.P. is the sole member of the selling unitholder. Platte River Investors III, LLC is the general partner of Platte River Equity III-B, LP. J. Landis Martin is the Managing Member of Platte River Investors III, LLC. By virtue of the foregoing relationships, each of Platte River Equity III-B, L.P., Platte River Investors III, LLC and J. Landis Martin may be deemed to be a beneficial owner of the common units held by the selling unitholder.

(4)
Platte River Investors III, LLC is the general partner of the selling unitholder. J. Landis Martin is the Managing Member of Platte River Investors III, LLC. By virtue of the foregoing relationships, each of Platte River Investors III, LLC and J. Landis Martin may be deemed to be a beneficial owner of the common units held by the selling unitholder.

LEGAL MATTERS
Certain legal matters in connection with the securities offered in this prospectus will be passed upon for us and the selling unitholder by Vinson & Elkins L.L.P, Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS
The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K of Hi-Crush Partners LP dated May 1, 2017, management's assessment on internal control (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K and the audited historical financial statements of Hi-Crush Whitehall LLC included in Exhibit 99.1 of Hi-Crush Partner LP’s Current Report on Form 8-K dated February 23, 2017 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The information incorporated in this prospectus by reference to the Hi-Crush Partners LP’s Annual Report on Form 10-K concerning estimates of our proven mineral reserves was derived from the report of John T. Boyd Company, independent mining engineers and geologists. All of such information has been included herein in reliance upon the authority of such firm as an expert in such matters.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions and any expenses of the selling unitholder) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$5,260.93
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Listing expenses		*
Miscellaneous		*
TOTAL	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Officers and Members of Our Board of Directors
Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.
Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.
Our general partner has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.
Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.
Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement may provide for indemnification of officers and directors of the general partner, including liabilities under the Securities Act.

Item 16.	Exhibits.
(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.
(b) Financial Statement Schedules.
Not Applicable.

Item 17.	Undertakings.
Each undersigned registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrants are relying on Rule 430B:
(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)     If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes that:
(1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2017.

HI-CRUSH PARTNERS LP

By:	Hi-Crush GP LLC, its General Partner

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

Each person whose signature appears below appoints Robert E. Rasmus and Laura C. Fulton, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities for any of the registrants to this registration statement, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Robert E. Rasmus	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2017
Robert E. Rasmus

/s/ James M. Whipkey	Chairman of the Board	May 12, 2017
James M. Whipkey

/s/ Laura C. Fulton	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2017
Laura C. Fulton

/s/ John F. Affleck-Graves	Director	May 12, 2017
John F. Affleck-Graves

/s/ Jefferies V. Alston, III	Director	May 12, 2017
Jefferies V. Alston, III

/s/ Gregory F. Evans	Director	May 12, 2017
Gregory F. Evans

/s/ John R. Huff	Director	May 12, 2017
John R. Huff

/s/ John Kevin Poorman	Director	May 12, 2017
John Kevin Poorman

/s/ Trevor M. Turbidy	Director	May 12, 2017
Trevor M. Turbidy

Name	Title	Date

/s/ R. Graham Whaling	Director	May 12, 2017
R. Graham Whaling

/s/ Joseph C. Winkler III	Director	May 12, 2017
Joseph C. Winkler III

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
4.1
Certificate of Limited Partnership of Hi-Crush Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-182574, filed with the SEC on July 9, 2012).

4.2
Second Amended and Restated Limited Partnership Agreement of Hi-Crush Partners LP, dated January 31, 2013 (incorporated herein by reference to Exhibit 3.1 to Hi-Crush Partners LP’s Current Report on Form 8-K filed on January 31, 2013).

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8.1	Opinion of Vinson & Elkins L.L.P. as to tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Consent of John T. Boyd Company.
23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included in signature pages).

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K or other SEC filing in connection with an offering of securities.